Exhibit 99.6

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE DEBT SECURITIES OFFERINGS](1)

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated       , 20        )

$[      ]

TICC Capital Corp.

% [Insert ranking/conversion information] Notes due [   ]

We are a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, or the “1940 Act.” We are principally engaged in providing capital to primarily non-public small to mid-size companies. Our investment objective is to maximize our portfolio’s total return. The types of portfolio companies in which we invest, however, will generally be considered below investment grade, and their debt securities may in turn be referred to as “junk.” In addition, many of the debt securities we hold typically do not fully amortize prior to maturity, which potentially heightens the risk that we may lose all or part of our investment.

We are offering $ in aggregate principal amount of % [Insert ranking/conversion information] notes due , which we refer to as the Notes. [Insert relevant information regarding interest payments, redemption, etc.]

An investment in our Notes is subject to risks and involves a heightened risk of total loss of investment. In addition, the companies in which we invest are subject to special risks. See “Risk Factors” beginning on page [ ] of the accompanying prospectus to read about factors you should consider, including the risk of leverage, before investing in our Notes.

Please read this prospectus supplement and the accompanying prospectus before investing in our Notes and keep each for future reference. This prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor ought to know before investing in our Notes. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. This information is available free of charge by contacting us at 8 Sound Shore Drive, Suite 255, Greenwich, CT 06830 or by telephone at (203) 983-5275, or on our website at http://www.ticc.com. Information contained on our website is not incorporated by referenced into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains information about us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note		Total
Public Offering Price		%	$
Sales Load (Underwriting Discounts and Commissions)		%	$
Proceeds to the Company (before expenses)		%	$

[The underwriters may also purchase up to an additional $ total aggregate principal amount of Notes offered hereby, to cover overallotments, if any, within days of the date of this prospectus supplement. If the underwriters exercise this option in full, the total public offering price will be $ , the total underwriting discount (sales load) paid by us will be $ , and total proceeds, before expenses, will be $ .]

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

Delivery of the Notes in book-entry form only through The Depository Trust Company will be made on or about , 20 .

Prospectus Supplement dated       , 20        .

(1)	In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

Administration Agreement	121
Material U.S. Federal Income Tax Considerations	122
Regulation as a Business Development Company	129
Dividend Reinvestment Plan	134
Control Persons and Principal Stockholders	135
Certain Relationships and Transactions	136
Description of Securities	137
Description of Our Capital Stock	137
Description of Our Preferred Stock	143
Description of Our Subscription Rights	144
Description of Our Warrants	146
Description of Our Debt Securities	147
Plan of Distribution	160
Legal Matters	162
Custodian, Transfer and Distribution Paying Agent and Registrar	162
Experts	162
Brokerage Allocation and Other Practices	162
Where You Can Find Additional Information	163
Index to Financial Statements	F-1

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the terms of this offering of notes and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from or is additional to the information contained in the accompanying prospectus, you should rely only on the information contained in this prospectus supplement. Please carefully read this prospectus supplement and the accompanying prospectus together with the additional information described under the headings “Available Information” and “Risk Factors” included in this prospectus supplement and the accompanying prospectus, respectively, before investing in the Notes.

Neither we nor the underwriters have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which they relate, nor do they constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction or to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. The information contained in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their respective covers. Our financial condition, results of operations and prospects may have changed since those dates. To the extent required by law, we will amend or supplement the information contained in this prospectus supplement and the accompanying prospectus to reflect any material changes subsequent to the date of this prospectus supplement and the accompanying prospectus and prior to the completion of any offering pursuant to this prospectus supplement and the accompanying prospectus.

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SUMMARY

The following summary contains basic information about the offering of our Notes pursuant to this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all the information that is important to you. For a more complete understanding of the offering of our Notes pursuant to this prospectus supplement, we encourage you to read this entire prospectus supplement and the accompanying prospectus, and the documents to which we have referred in this prospectus supplement and the accompanying prospectus. Together, these documents describe the specific terms of the Notes we are offering. You should carefully read the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included in the accompanying prospectus.

Except where the context requires otherwise, the terms “TICC,” “Company,” “we,” “us” and “our” refer to TICC Capital Corp. together with its subsidiaries, TICC Capital Corp. 2011-1 Holdings, LLC (“Holdings”), TICC CLO LLC (“2011 Securitization Issuer” or “TICC CLO”) and TICC CLO 2012-1 LLC (“2012 Securitization Issuer” or “TICC CLO 2012-1”); “TICC Management” refers to TICC Management, LLC; and “BDC Partners” refers to BDC Partners, LLC.

Overview

We are a specialty finance company principally providing capital to primarily non-public small- to medium-sized companies. Our investment objective is to maximize our portfolio’s total return. Our primary focus is to seek current income by investing primarily in corporate debt securities. Our debt investments may include bilateral loans (loans where we hold the entirety of a particular loan) and syndicated loans (those where multiple investors hold portions of that loan). We have and may continue to invest in structured finance investments, including collateralized loan obligation (“CLO”) investment vehicles, that own debt securities. We may also seek to provide our stockholders with long-term capital growth through the appreciation in the value of warrants or other equity instruments that we may receive when we make debt investments or equity investments. We may also invest in publicly traded debt and/or equity securities. As a business development company (“BDC”), we may not acquire any asset other than “qualifying assets” unless, at the time we make the acquisition, the value of our qualifying assets represents at least 70% of the value of our total assets.

Our capital is generally used by our portfolio companies to finance organic growth, acquisitions, recapitalizations and working capital. Our investment decisions are based on extensive analysis of potential portfolio companies’ business operations supported by an in-depth understanding of the quality of their recurring revenues and cash flow, variability of costs and the inherent value of their assets, including proprietary intangible assets and intellectual property. In making our CLO investments, we consider the indenture structure for that vehicle, its operating characteristics and compliance with its various indenture provisions, as well as its corporate loan-based collateral pool.

We generally expect to invest between $5 million and $25 million in each of our portfolio companies, although this investment size may vary proportionately as the size of our capital base changes and market conditions warrant, and accrue interest at fixed or variable rates. We expect that our investment portfolio will be diversified among a large number of investments with few investments, if any, exceeding 5% of the total portfolio.

While the structures of our investments will vary, and while we invest across a wide range of different industries, we have historically overweighted our investments in the debt of technology-related companies. We seek to invest in entities that, as a general matter, have been operating for at least one year prior to the date of our investment and that will, at the time of our investment, have employees and revenues, and are cash flow positive. Many of these companies will have financial backing provided by private equity or venture capital funds or other financial or strategic sponsors at the time we make an investment. The types of portfolio companies in which we invest, however, will generally be considered below investment grade, and their debt securities may in turn be referred to as “junk.” In addition, many of the debt securities we hold typically do not fully amortize prior to maturity, which potentially heightens the risk that we may lose all or part of our investment.

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We have historically and may continue to borrow funds to make investments. As a result, we may be exposed to the risks of leverage, which may be considered a speculative investment technique. Borrowings, also known as leverage, magnify the potential for gain and loss on amounts invested and therefore increase the risks associated with investing in our securities. In addition, the costs associated with our borrowings, including any increase in the management fee payable to our investment adviser, TICC Management, will be borne by our common stockholders.

Securitization Vehicles

On August 10, 2011, we completed a $225.0 million debt securitization financing transaction. The Class A Notes offered in the debt securitization were issued by TICC CLO LLC, a subsidiary of TICC Capital Corp. 2011-1 Holdings, LLC, which is in turn a direct subsidiary of TICC, and the notes are secured by the assets held by the 2011 Securitization Issuer. The securitization was executed through a private placement of $101.25 million of Aaa/AAA Class A Notes of the 2011 Securitization Issuer. Holdings retained all of the subordinated notes, which totaled $123.75 million (the “2011 Subordinated Notes”), and retained all the membership interests in the 2011 Securitization Issuer.

On August 23, 2012, we completed a $160,000,000 CLO transaction. The secured and subordinated notes were issued by TICC CLO 2012-1, which is a newly formed special purpose vehicle that is a wholly-owned subsidiary of TICC. TICC presently owns all of the subordinated notes (the “2012 Subordinated Notes”) and $3,000,000 of class D-1 notes issued in the CLO transaction. The secured notes of the 2012 Securitization Issuer have an aggregate face amount of $120,000,000 and were issued in four classes. The class A-1 notes have an initial face amount of $88,000,000, are rated AAA(sf)/Aaa(sf) by Standard & Poor’s Ratings Services (S&P) and Moody’s Investors Service, Inc. (Moody’s), respectively, and bear interest at three-month LIBOR plus 1.75%. The class B-1 notes have an initial face amount of $10,000,000, are rated AA(sf)/Aa2(sf) by S&P and Moody’s, respectively, and bear interest at three-month LIBOR plus 3.50%. The class C-1 notes have an initial face amount of $11,500,000, are rated A(sf)/A2(sf) by S&P and Moody’s, respectively, and bear interest at three-month LIBOR plus 4.75%. The class D-1 notes have an initial face amount of $10,500,000, are rated BBB(sf)/Baa2(sf) by S&P and Moody’s, respectively, and will bear interest at three-month LIBOR plus 5.75%. The secured notes of the 2012 Securitization Issuer have a stated maturity date of August 25, 2023 and are subject to a two year non-call period, during which the notes may not be repaid. This CLO has a four year reinvestment period, during which the proceeds from the repayment of its underlying investments may be reinvested in new portfolio securities.

Each of the 2011 Securitization Issuer and the 2012 Securitization Issuer, are consolidated subsidiaries of TICC Capital Corp. Each was formed to provide us with access to additional capital for investment by permitting us to issue debt securities, through both vehicles, to securitize a portion of our existing portfolio investments, selected by us, that were originated using our typical investment process. The debt securities were issued by such vehicles in connection with their formation in private placement transactions exempt from registration under the Securities Act. While neither vehicle currently intends to do so, each vehicle has the ability to issue additional securities under certain limited circumstances. Specifically, the 2011 Securitization Issuer may be able to issue additional securities through a supplemental indenture approved by the requisite number of noteholders and the 2012 Securitization Issuer is permitted to issue additional securities during a four year reinvestment period.

In addition, because each is a consolidated subsidiary, we did not recognize any gain or loss on the transfer of any of our portfolio assets to such vehicles in connection with the CLO transactions to which they relate. However, while not expressly named, TICC Management, our investment adviser, and BDC Partners, our administrator, may be entitled to indemnification under certain agreements we entered into to serve as collateral manager for both vehicles as a result of their affiliation with us. Although we have no present plans to do so, we may elect to securitize additional portfolio investments in the future in a manner similar to the two vehicles we have previously sponsored.

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Convertible Notes

On September 26, 2012, we completed a private placement of 5-year unsecured 7.50% Senior Convertible Notes Due 2017 (the “Convertible Notes”). A total of $105 million aggregate principal amount of the Convertible Notes were issued at the closing. An additional $10 million aggregate principal amount of the Convertible Notes were issued on October 22, 2012 pursuant to the exercise of the initial purchasers’ option to purchase additional Convertible Notes. The Convertible Notes are convertible into shares of our common stock based on an initial conversion rate of 87.2448 shares of our common stock per $1,000 principal amount of Convertible Notes, which is equivalent to an initial conversion price of approximately $11.46 per share of common stock. The conversion price for the Convertible Notes will be reduced for quarterly cash dividends paid to common shares to the extent that the quarterly dividend exceeds $0.29 cents per share, subject to adjustment. The Convertible Notes bear interest at an annual rate of 7.50%, payable semiannually in arrears on May 1 and November 1 of each year, beginning May 1, 2013. The Convertible Notes mature on November 1, 2017, unless previously converted in accordance with their terms. The Convertible Notes are our general unsecured obligations, rank equally in right of payment with our future senior unsecured debt, and rank senior in right of payment to any potential subordinated debt, should any be issued in the future.

Organizational and Regulatory Structure

Our investment activities are managed by TICC Management. TICC Management is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). TICC Management is owned by BDC Partners, its managing member, and Charles M. Royce, our non-executive Chairman who holds a minority, non-controlling interest in TICC Management. Jonathan H. Cohen, our Chief Executive Officer, and Saul B. Rosenthal, our President and Chief Operating Officer, are the members of BDC Partners. Under our investment advisory agreement with TICC Management (the “Investment Advisory Agreement”), we have agreed to pay TICC Management an annual base management fee based on our gross assets as well as an incentive fee based on our performance. See “Portfolio Management — Investment Advisory Agreement” in the accompanying prospectus.

We were founded in July 2003 and completed an initial public offering of shares of our common stock in November 2003. We are a Maryland corporation and a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”). As a business development company, we are required to meet certain regulatory tests, including the requirement to invest at least 70% of our total assets in eligible portfolio companies. See “Regulation as a Business Development Company.” In addition, we have elected to be treated for federal income tax purposes as a regulated investment company (“RIC”), under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).

Set forth below is a chart detailing our organizational structure.

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Our Corporate Information

Our headquarters are located at 8 Sound Shore Drive, Suite 255 Greenwich, Connecticut and our telephone number is (203) 983-5275.

Current Market Conditions and Investment Opportunity

Current market conditions appear generally stable. During 2011 and through the quarter ended September 30, 2012, we saw much less severe price volatility for corporate loans (compared with the prior three year period), consistent with many other parts of the debt and equity markets. During 2012, the market for new investments has become more competitive and yields have generally decreased. We expect the market for new investments to remain competitive in 2013. In view of the above circumstances, we continue to invest in syndicated and larger middle-market loans, and, opportunistically, in certain structured finance investments, including collateralized loan obligation investment vehicles, and continue to be active in those markets.

Competitive Advantages

We believe that we are well positioned to provide financing primarily to middle-market companies for the following reasons:

•	Expertise in credit analysis and monitoring investments;

•	Flexible investment approach; and

•	Established transaction sourcing network.

Expertise in credit analysis and monitoring investments

While our investment focus is on middle-market companies, we have invested, and in the future will likely continue to invest, in larger and smaller companies and in other investment structures on an opportunistic basis. Most recently, we have invested in a number of CLO investment vehicles. We believe our experience in analyzing middle-market companies and CLO investment structures, as detailed in the biographies of TICC Management’s senior investment professionals, affords us a sustainable competitive advantage over lenders with limited experience in investing in these markets. In particular, we have expertise in evaluating the operating characteristics of middle-market companies as well as the structural features of CLO investments, and monitoring the credit risk of such investments after closing until full repayment.

•	Jonathan H. Cohen, our Chief Executive Officer, has more than 21 years of experience in debt and equity research and investment. Mr. Cohen is also the Chief Executive Officer of T2 Advisers, LLC, the investment manager of Greenwich Loan Income Fund Limited (LSE AIM: GLIF), a Guernsey fund that invests primarily in leveraged corporate loans across a variety of industries globally, and which also serves as collateral manager of T2 Income Fund CLO I Ltd., a CLO vehicle sponsored by Greenwich Loan Income Fund Limited. Mr. Cohen has also served as Chief Executive Officer and a Director of Oxford Lane Capital Corp. (NasdaqGS: OXLC), a registered closed-end fund, and as Chief Executive Officer of its investment adviser, Oxford Lane Management, LLC (“Oxford Lane Management”), since 2010. Mr. Cohen was previously the managing member, and a principal of JHC Capital Management, a registered investment adviser that served as the sub-adviser to the Royce Technology Value Fund, a technology-focused mutual fund. Prior to that, Mr. Cohen managed technology equity research groups at Wit Capital, Merrill Lynch, UBS and Smith Barney. Mr. Cohen serves on the board of Algorithmic Implementations, Inc. (d/b/a Ai Squared) and is a member of the Board of Trustees of Connecticut College. Mr. Cohen received a B.A. in Economics from Connecticut College and an M.B.A. from Columbia University.

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•	Saul B. Rosenthal, our President and Chief Operating Officer, has 14 years of experience in the capital markets, with a focus on middle-market transactions. Mr. Rosenthal is also the President of T2 Advisers, LLC, which serves as the investment manager of Greenwich Loan Income Fund Limited (LSE AIM: GLIF), a Guernsey fund that invests primarily in leveraged corporate loans across a variety of industries globally, and which also serves as collateral manager of T2 Income Fund CLO I Ltd., a CLO vehicle sponsored by Greenwich Loan Income Fund Limited. In addition, Mr. Rosenthal has served as President and a Director of Oxford Lane Capital Corp. (NasdaqGS: OXLC), a registered closed-end fund, and as President of Oxford Lane Management, since 2010. Mr. Rosenthal was previously an attorney at the law firm of Shearman & Sterling LLP. Mr. Rosenthal serves on the board of Algorithmic Implementations, Inc. (d/b/a Ai Squared) and is a member of the board of the National Museum of Mathematics and the New York City chapter of the Young Presidents' Organization (YPO). Mr. Rosenthal received a B.S., magna cum laude, from the Wharton School of the University of Pennsylvania, a J.D. from Columbia University Law School, where he was a Harlan Fiske Stone Scholar, and a LL.M. (Taxation) from New York University School of Law.

•	Darryl Monasebian is the Senior Managing Director and head of portfolio management of TICC Management, and also holds those same positions at Oxford Lane Management, the investment adviser to Oxford Lane Capital Corp. Mr. Monasebian has also served since 2005 as the senior managing director and head of portfolio management of T2 Advisers, LLC, the investment adviser to Greenwich Loan Income Fund Limited, a Guernsey fund that invests primarily in leveraged corporate loans across a variety of industries globally. Prior to joining TICC Management, LLC, Mr. Monasebian was a director in the Merchant Banking Group at BNP Paribas, and prior to that was a director at Swiss Bank Corporation and a senior account officer at Citibank. He began his business career at Metropolitan Life Insurance Company as an investment analyst in the Corporate Investments Department. Mr. Monasebian received a B.S. in Management Science/Operations Research from Case Western Reserve University and a Masters of Business Administration from Boston University's Graduate School of Management.

•	Hari Srinivasan is a Managing Director and portfolio manager of TICC Management, and also holds those same positions at Oxford Lane Management, the investment adviser to Oxford Lane Capital Corp., and at T2 Advisers, LLC, the investment adviser to Greenwich Loan Income Fund Limited, a Guernsey fund that invests primarily in leveraged corporate loans across a variety of industries globally. Previously, Mr. Srinivasan was a credit manager at Lucent Technologies from 2002 to 2005, focusing on restructuring and monetization of distressed assets in Lucent's vendor finance portfolio, and credit analysis of Lucent's telecom customers. Prior to that, Mr. Srinivasan was an analyst in the fixed income group at Lehman Brothers from 1998 to 2002. Mr. Srinivasan received a B.S. in Computer Science from Poona University, India and a Masters of Business Administration from New York University's Stern School of Business.

Flexible investment approach

While we must comply with the 1940 Act provisions applicable to BDCs, we have significant flexibility in selecting and structuring our investments. We also have fairly broad latitude as to the term and nature of our investments. We recognize that middle-market companies in some cases may make corporate development decisions that favorably impact long-term enterprise value at the expense of short-term financial performance. We believe that this fundamental investment perspective results in a more flexible approach to managing investments which facilitates positive, long-term relationships with our portfolio companies, bankers and other intermediaries and enables us to be a preferred source of capital to them. We also believe our approach enables our debt financing to be a viable alternative capital source for funding middle-market companies that wish to avoid the dilutive effects of equity financings.

We are not generally subject to the investment time requirements and reinvestment limitations of many private investment funds. These provisions typically require that such private funds invest capital within a set period of time and then ultimately return to investors the initial capital and associated capital gains, with certain limitation on reinvesting such capital. We believe that our ability to make investments at the most opportune time rather than based on a pre-agreed time horizon with the ability to reinvest such funds on an ongoing basis should help us to maximize returns on our invested capital.

Established deal sourcing network

Through the investment professionals of TICC Management, we have extensive contacts and sources from which to generate investment opportunities. These contacts and sources include private equity funds, companies, brokers and bankers. We believe that senior professionals of TICC Management have developed strong relationships within the investment community over their years within the banking, investment management and equity research field.

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Management Fee

We pay TICC Management a fee for its services under the Investment Advisory Agreement consisting of two components—a base management fee and an incentive fee. The cost of both the base management fee payable to TICC Management and any incentive fees earned by TICC Management are ultimately borne by our common stockholders.

The base management fee (the “Base Fee”) is calculated at an annual rate of 2% of our gross assets. For services rendered under the Investment Advisory Agreement, the Base Fee is payable quarterly in arrears, and is calculated based on the average value of our gross assets at the end of the two most recently completed calendar quarters, and appropriately adjusted for any equity or debt capital raises, repurchases or redemptions during the current calendar quarter. The Base Fee for any partial quarter will be appropriately pro rated.

The incentive fee has two parts. The first part is calculated and payable quarterly in arrears based on our “Pre-Incentive Fee Net Investment Income” for the immediately preceding calendar quarter. For this purpose, “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence and consulting fees or other fees that we receive from portfolio companies) accrued during the calendar quarter minus our operating expenses for the quarter (including the Base Fee, expenses payable under our amended and restated administration agreement with BDC Partners (the “Administration Agreement”), and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with “payment-in-kind,” or “PIK,” interest and zero coupon securities), accrued income that we have not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of our net assets at the end of the immediately preceding calendar quarter, is compared to one-fourth of an annual “hurdle rate” determined as of the immediately preceding December 31st by adding 5% to the interest rate then payable on the most recently issued five-year U.S. Treasury Notes, up to a maximum annual hurdle rate of 10%.

The operation of the incentive fee with respect to our Pre-Incentive Fee Net Investment Income for each quarter is as follows:

•	no incentive fee is payable to TICC Management in any calendar quarter in which our Pre-Incentive Fee Net Investment Income does not exceed one fourth of the annual hurdle rate.

•	20% of the amount of our Pre-Incentive Fee Net Investment Income, if any, that exceeds one-fourth of the annual hurdle rate in any calendar quarter is payable to TICC Management (i.e., once the hurdle rate is reached, 20% of all Pre-Incentive Fee Net Investment Income thereafter is allocated to TICC Management).

The second part of the incentive fee is determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Advisory Agreement, as of the termination date), and equals 20% of our “Incentive Fee Capital Gains,” which consist of our realized capital gains for each calendar year, computed net of all realized capital losses and unrealized capital depreciation for that calendar year. For accounting purposes only, in order to reflect the theoretical capital gains incentive fee that would be payable for a given period as if all unrealized gains were realized, we will accrue a capital gains incentive fee based upon realized capital gains and losses during the current calendar year through the end of the period, plus any unrealized capital appreciation and depreciation as of the end of the period. It should be noted that a fee so calculated and accrued would not necessarily be payable under the Investment Advisory Agreement, and may never be paid based upon the computation of capital gains incentive fees in subsequent periods. Amounts paid under the Investment Advisory Agreement will be consistent with the formula reflected in the Investment Advisory Agreement. See “Investment Advisory Agreement” in the accompanying prospectus.

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Summary Risk Factors

The value of our assets will fluctuate. Our investments may be risky, and you may lose all or part of your investment in us. Investing in our Notes involves other risks, including those discussed under the caption “Risk Factors” beginning on page [   ] of the accompanying prospectus. In addition, the other information included in this prospectus supplement and the accompanying prospectus contains a discussion of factors you should carefully consider before deciding to invest in our Notes. Some of these risks include:

•	We are dependent upon TICC Management’s key management personnel for our future success, particularly Jonathan H. Cohen and Saul B. Rosenthal.

•	We operate in a highly competitive market for investment opportunities.

•	Because our investments are generally not in publicly traded securities, there is uncertainty regarding the fair value of our investments, which could adversely affect the determination of our net asset value.

•	The lack of liquidity in our investments may adversely affect our business.

•	We may experience fluctuations in our operating results.

•	Economic recessions or downturns could impair our portfolio companies and harm our operating results.

•	We are permitted to borrow money, which magnifies the potential for gain or loss on amounts invested and may increase the risk of investing in us.

•	Regulations governing our operation as a BDC affect our ability to, and the way in which we raise additional capital, which may expose us to risks, including the typical risks associated with leverage.

•	A change in interest rates may adversely affect our profitability.

•	We will be subject to corporate-level income tax if we are unable to qualify as a RIC for federal income tax purposes.

•	Our investment portfolio may be concentrated in a limited number of portfolio companies, which will subject us to a risk of significant loss if any of these companies defaults on its obligations under any of its debt securities that we hold or if the sectors in which we invest experience a market downturn.

•	The sectors in which we invest are subject to many risks, including volatility, intense competition, decreasing life cycles and periodic downturns.

•	Our investments in the companies that we are targeting may be extremely risky and we could lose all or part of our investments.

•	Our incentive fee may induce TICC Management to make speculative investments.

•	Our investments in CLO vehicles may be riskier and less transparent than direct investments in portfolio companies.

•	Our common stock price may be volatile.

•	Our shares of common stock have traded at a discount from net asset value and may do so in the future.

•	You may not receive dividends or our dividends may decline or may not grow over time.

•	The impact of recent financial reform legislation on us is uncertain.

•	The downgrade of the U.S. credit rating and uncertainty about the financial stability of several countries in the European Union (EU) could have a significant adverse effect on our business, results of operations and financial condition.

•	We are subject to risks associated with our debt securitization financing transactions.

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[Insert risk factors applicable to the Notes.]

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SPECIFIC TERMS OF OUR NOTES AND THE OFFERING

This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of the Notes. You should read this section together with the more general description of the Notes in the accompanying prospectus under the heading “Description of Our Debt Securities” before investing in the Notes. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus or in the indenture governing the Notes.

Issuer	TICC Capital Corp.

Title of the securities	% [Insert ranking/conversion information] Notes due

Initial aggregate principal amount being offered	$

Overallotment option	The underwriters may also purchase from us up to an additional $ aggregate principal amount of Notes to cover overallotments, if any, within days of the date of this prospectus supplement.

Initial public offering price	% of the aggregate principal amount

Principal payable at maturity	% of the aggregate principal amount; the principal amount of each Note will be payable on its stated maturity date at the office of the Paying Agent, Registrar and Transfer Agent for the Notes or at such other office in [ ] as we may designate.

Type of Note	[Fixed/Floating] rate note

Interest rate	% per year

Day count basis	360-day year of twelve 30-day months

Original issue date

Stated maturity date

Date interest starts accruing

Interest payment dates	Each , , and , commencing , . If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Interest periods	The initial interest period will be the period from and including , to, but excluding, the initial interest payment date, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

Record dates for interest	Each , , and , commencing ,

[Additional Amounts Payable	List any additional amounts payable in respect of any tax, assessment or governmental charge.]

[Conversion/Exchange	List any provisions for convertibility or exchangeability of the debt securities into or for any other securities.]

S-10

Specified currency	U.S. Dollars

Place of payment	New York City

Ranking of Notes	The Notes will be our direct [un]secured obligations and will rank:

• pari passu with our other outstanding and future senior [un]secured indebtedness, including [ ];

• senior to any of our future indebtedness that expressly provides it is subordinated to the Notes; structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries, financing vehicles or similar facilities[, including ].

[Collateral	Our obligations with respect to the Notes and the performance of all of our other obligations under the indenture governing the Notes will be secured equally and ratably with our obligations under any other pari passu debt by a [first/second] priority security interest over [describe assets over which security is being granted].]

Denominations	We will issue the Notes in denominations of $ and integral multiples of $ in excess thereof.

Business day	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are authorized or required by law or executive order to close.

Optional redemption	The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after , , upon not less than days nor more than days written notice by mail prior to the date fixed for redemption thereof, at a redemption price of $ per Note plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to but not including the date fixed for redemption.

You may be prevented from exchanging or transferring the Notes when they are subject to redemption. In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes.

Any exercise of our option to redeem the Notes will be done in compliance with the 1940 Act, to the extent applicable.

If we redeem only some of the Notes, the Trustee will determine the method for selection of the particular Notes to be redeemed, in accordance with the 1940 Act, to the extent applicable. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

Sinking fund	The Notes will not be subject to any sinking fund.

Repayment at option of Holders	Holders will not have the option to have the Notes repaid prior to the stated maturity date.

S-11

Defeasance	The Notes are subject to defeasance by us.

Covenant defeasance	The Notes are subject to covenant defeasance by us.

Form of Notes	The Notes will be represented by global securities that will be deposited and registered in the name of The Depository Trust Company, or DTC, or its nominee. Except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations which are participants in DTC.

Trustee, Paying Agent, Registrar and Transfer Agent	[ ]

[Other covenants	In addition to the covenants described in the prospectus attached to this prospectus supplement, the following covenants shall apply to the Notes:]

[Listing	We intend to list the Notes on within days of the original issue date.]

Global Clearance and Settlement Procedures	Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the issuer, the Trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

S-12

RISK FACTORS

Investing in our securities involves a number of significant risks. Before you invest in our securities, you should be aware of various risks, including those described below and those set forth in the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus, before you decide whether to make an investment in our securities. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of the following events occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In such case, our net asset value and the trading price of our common stock could decline, and you may lose all or part of your investment. The risk factors described below, together with those set forth in the accompanying prospectus, are the principal risk factors associated with an investment in us as well as those factors generally associated with an investment company with investment objectives, investment policies, capital structure or trading markets similar to ours.

[The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur.

The Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes are effectively subordinated to any secured indebtedness we or our subsidiaries have outstanding as of the date of this prospectus supplement or that they may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes. As of [ ], we had $[ ] million in outstanding indebtedness that is senior to the Notes. Certain amounts of this indebtedness are secured by certain of our assets and the indebtedness thereunder is therefore effectively senior to the Notes to the extent of the value of such assets.]

The Notes will be subordinated structurally to the indebtedness and other liabilities of our subsidiaries.

The Notes are obligations exclusively of TICC Capital Corp. and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the Notes. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors, including trade creditors, and holders of preferred stock, if any, of our subsidiaries will have priority over our claims (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we were recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be subordinated structurally to all indebtedness and other liabilities, including trade payables, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish as financing vehicles or otherwise. All of the existing indebtedness of our subsidiaries would be structurally senior to the Notes. In addition, our subsidiaries may incur substantial additional indebtedness in the future, all of which would be structurally senior to the Notes.

The indenture governing the Notes will contain limited protection for holders of the Notes.

The indenture governing the Notes offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:

•	[issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and [therefore] rank [effectively] senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and [which therefore] is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries;

S-13

•	pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Notes;
•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);
•	enter into transactions with affiliates;
•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;
•	make investments; or
•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.]

In addition, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow or liquidity except as required by the 1940 Act.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.

Certain of our current debt instruments include more protections for their holders than the indenture and the Notes. In addition, other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.

An active trading market for the Notes may not develop, which could limit the market price of the Notes or your ability to sell them. [Because one or more rating agencies have assigned the Notes a non-investment grade rating, the Notes may be subject to greater price volatility than similar securities without such a rating.]

The Notes are a new issue of debt securities for which there currently is no trading market. [Although we expect the Notes to be listed on ,] we cannot provide any assurances that an active trading market will develop for the Notes or that you will be able to sell your Notes. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, general economic conditions, our financial condition, performance and prospects and other factors. [Moreover, because one or more rating agencies have assigned the Notes a non-investment grade rating, the Notes may be subject to greater price volatility than securities of similar maturity without such a non-investment grade rating.] The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.

[Insert any additional relevant risk factors not included in base prospectus.]

S-14

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about TICC, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus involve risks and uncertainties, including statements as to:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of investments that we expect to make;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the ability of our portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital; and

•	the timing of cash flows, if any, from the operations of our portfolio companies.

These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•	an economic downturn could impair our portfolio companies’ ability to continue to operate, which could lead to the loss of some or all of our investments in such portfolio companies;

•	a contraction of available credit and/or an inability to access the equity markets could impair our lending and investment activities;

•	interest rate volatility could adversely affect our results, particularly if we elect to use leverage as part of our investment strategy;

•	currency fluctuations could adversely affect the results of our investments in foreign companies, particularly to the extent that we receive payments denominated in foreign currency rather than U.S. dollars; and

•	the risks, uncertainties and other factors we identify in “Risk Factors” in the accompanying prospectus and elsewhere in this prospectus supplement, the accompanying prospectus and in our filings with the SEC.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. Important assumptions include our ability to originate new loans and investments, certain margins and levels of profitability and the availability of additional capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement or the accompanying prospectus should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in “Risk Factors” in the accompanying prospectus and elsewhere in this prospectus supplement and the accompanying prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the respective dates of this prospectus supplement and the accompanying prospectus. However, we will update this prospectus supplement and the accompanying prospectus to reflect any material changes to the information contained herein. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, or the “Securities Act.”

S-15

CAPITALIZATION

The following table sets forth:

•	the actual capitalization of TICC Capital Corp. at , 20 ; and

•	the pro forma capitalization of TICC Capital Corp. to give effect to the sale of $ aggregate principal amount of Notes assuming a public offering price of 100% of par, after deducting the underwriting discounts and commissions of $ million payable by us and estimated offering expenses of approximately $ payable by us.

This table should be read in conjunction with “Use of Proceeds” included in this prospectus supplement and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial statements and notes thereto included in the accompanying prospectus.

As of , 20
	TICC Capital Corp.	TICC Capital Corp.
	Actual	Pro Forma
	(in thousands)	(in thousands)
Assets:
Cash and cash equivalents	$	$
Investments at fair value	$	$
Other assets	$	$
Total assets	$	$
Liabilities:
Notes payable net of discount	$	$
Other Liabilities	$	$
Total Liabilities	$	$
Stockholders’ equity:
Common stock, par value $0.01 per share; shares authorized, shares issued and outstanding, shares issued and outstanding, as adjusted, respectively		$
Capital in excess of par value		$
Total stockholders’ equity		$

S-16

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of the $ million aggregate principal amount of Notes in this offering will be approximately $ million (or approximately $ million if the underwriters fully exercise their overallotment option), in each case assuming a public offering price of 100% of par, after deducting the underwriting discounts and commissions of $ million (or approximately $ million if the underwriters fully exercise their overallotment option) payable by us and estimated offering expenses of approximately $ million payable by us.

We intend to use the net proceeds from the sale of our securities pursuant to this prospectus supplement for general corporate purposes, which may include investments in corporate debt and equity securities and investments in structured finance vehicles.

We estimate that it will take up to six months for us to substantially invest the net proceeds of any offering made pursuant to this prospectus supplement, depending on the availability of attractive opportunities and market conditions. However, we can offer no assurance that we will be able to achieve this goal.

Pending these uses, we will invest such net proceeds primarily in cash, cash equivalents, and U.S. government securities and other high-quality debt investments that mature in one year or less, which are consistent with maintaining our election as a RIC. These temporary investments are expected to provide a lower net return than we hope to achieve from our target investments. The management fee payable by us to our investment adviser will not be reduced while our assets are invested in such securities.

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

S-17

RATIO OF EARNINGS TO FIXED CHARGES

[Insert information required by Item 503(d) of Regulation S-K at time of offering.]

S-18

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

[Insert disclosure regarding material federal income tax consequences of an investment in the Notes to the extent required to be disclosed by applicable law or regulation.]

S-19

UNDERWRITING

[ ] is acting as sole book-running manager of the offering and as representative of the underwriters named below. Subject to the terms and conditions stated in the purchase agreement dated [ ], each underwriter named below severally agrees to purchase the aggregate principal amount of Notes indicated in the following table:

Underwriter	Principal Amount

Total

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the purchase agreement if any of these Notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

[Overallotment Option

We have granted an option to the underwriters to purchase up to an additional $ aggregate principal amount of the Notes offered hereby at the public offering price within days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional Notes proportionate to that underwriter’s initial principal amount reflected in the above table.]

Commissions and Discounts

An underwriting discount of % per Note will be paid by us. [This underwriting discount will also apply to any Notes purchased pursuant to the overallotment option.]

The following table shows the total underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. [The information assumes either no exercise or full exercise by the underwriters of their overallotment option.]

	Per Note	[Without Option	With Option]
Public offering price
Underwriting discount
Proceeds, before expenses, to us

S-20

[The underwriters propose to offer some of the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to certain other Financial Industry Regulatory Authority (FINRA) members at the public offering price less a concession not in excess of % of the aggregate principal amount of the Notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of % of the aggregate principal amount of the Notes. After the initial offering of the Notes to the public, the public offering price and such concessions may be changed. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.]

[No Sales of Similar Securities

Subject to certain exceptions, we have agreed not to directly or indirectly, offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise transfer or dispose of any debt securities issued or guaranteed by us or any securities convertible into or exercisable or exchangeable for debt securities issued or guaranteed by us or file any registration statement under the Securities Act with respect to any of the foregoing for a period of days after the date of this prospectus supplement without first obtaining the written consent of [ ]. This consent may be given at any time without public notice.]

[Listing

The Notes are a new issue of securities with no established trading market. We intend to list the Notes on . We expect trading in the Notes on to begin within days after the original issue date. Currently there is no public market for the Notes.

We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, the Notes. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.]

Price Stabilizations and Short Positions

In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include overallotment, covering transactions and stabilizing transactions. Overallotment involves sales of securities in excess of the aggregate principal amount of securities to be purchased by the underwriters in the offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without any notice relating thereto.

Potential Conflicts of Interest

The underwriters and their affiliates have provided, or may in the future provide, various investment banking, commercial banking, financial advisory, brokerage and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees and expense reimbursement. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

S-21

Sales Outside the U.S.

No action has been taken in any jurisdiction (except in the U.S.) that would permit a public offering of the securities, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the securities in any jurisdiction where action for that purpose is required. Accordingly, the securities may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the securities may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell securities offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. In that regard, [ ] may arrange to sell securities in certain jurisdictions through an affiliate, [ ], or [ ]. [ ] is a wholly-owned indirect subsidiary of [ ] and an affiliate of [ ]. [ ] is a U.K. incorporated investment firm regulated by the Financial Services Authority. [ ] is the trade name for certain corporate and investment banking services of [ ] and its affiliates, including [ ] and [ ].

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if underwriters receiving proceeds of offering, if required by FINRA.]

[Insert principal business addresses of underwriters.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

S-22

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Sutherland Asbill & Brennan LLP, Washington, DC. Certain legal matters in connection with the offering will be passed upon for the underwriters by .

EXPERTS

The financial statements as of [ ] and [ ] and for each of the three years in the period ended [ ] included in this prospectus supplement have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2 together with all amendments and related exhibits under the Securities Act. The registration statement contains additional information about us and the securities being offered by this prospectus supplement and the accompanying prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You can inspect any materials we file with the SEC, without charge, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The information we file with the SEC is available free of charge by contacting us at 8 Sound Shore Drive, Suite 255, Greenwich, CT 06830 or by telephone at (203) 983-5275 or on our website at http://www.ticc.com. The SEC also maintains a website that contains reports, proxy statements and other information regarding registrants, including us, that file such information electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov. Information contained on our website or on the SEC’s web site about us is not incorporated into this prospectus supplement or the accompanying prospectus and you should not consider information contained on our website or on the SEC’s website to be part of this prospectus supplement or the accompanying prospectus.

S-23

$ [                  ]

TICC Capital Corp.

% [Insert ranking/conversion information] Notes Due [ ]

PRELIMINARY PROSPECTUS SUPPLEMENT

, 20